The AB Pooling Portfolios
			Exhibit 77M
-- AB High Yield Portfolio
811-21673


	On July 27, 2016, AB High Yield Portfolio
High Yield, a series of AB Bond Fund, Inc. ABF, acquired the assets and liabilities the Acquisition of The
AB Pooling Portfolios - AB High Yield Portfolio
Pooling Portfolio.  The Board of Trustees of The AB
Pooling Portfolios approved the Acquisition on May 5,
2016. The related Agreement and Plan of Acquisition and Liquidation is attached hereto as Exhibit 77Q1.


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